SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to /section/240.14a-11(c) or
/section/240.14a-12

                             AVIATION SALES COMPANY
                (Name of Registrant as Specified in Its Charter)


    (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.
[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount previously paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

                             AVIATION SALES COMPANY
                              6905 N.W. 25TH STREET
                              MIAMI, FLORIDA 33122
                                 (305) 592-4055

                                ----------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                ----------------

         NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders of Aviation Sales Company, a Delaware corporation (the "Company"), will be held on November 19, 1999 at 10:00 a.m., local time, at the Doral Golf Resort and Spa, 4400 N.W. 87th Avenue, Miami, Florida, for the following purposes, all of which are set forth more completely in the accompanying proxy statement:

     (1) To elect three persons to the Board of Directors, one to serve until the 2000 Annual Meeting of Stockholders, one to serve until the 2001 Annual Meeting of Stockholders and one to serve until the 2002 Annual Meeting of Stockholders, or until election and qualification of their respective successors;

     (2) To approve an amendment to the Company's 1996 Stock Option Plan to increase the number of shares of common stock for which options may be granted under such plan from the greater of 650,000 shares of common stock or 8% of the number of shares of common stock then outstanding to the greater of 2,250,000 shares of common stock or 15% of the number of shares of common stock then outstanding;

     (3) To ratify the selection of the Company's independent auditors for the 1999 fiscal year; and

     (4) To transact such other business as may properly come before the meeting.

         Pursuant to the Company's Bylaws, the Board of Directors has fixed the close of business on September 24, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

         A FORM OF PROXY IS ENCLOSED. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        Dale S. Baker, Chairman of the Board

Miami, Florida
October 15, 1999

                             AVIATION SALES COMPANY
                              6905 N.W. 25TH STREET
                              MIAMI, FLORIDA 33122
                                 (305) 592-4055

                                ----------------
                                 PROXY STATEMENT
                                ----------------

         The enclosed proxy is solicited by the Board of Directors (the "Board") of Aviation Sales Company, a Delaware corporation (the "Company"), for use at the 1999 Annual Meeting of Stockholders ("Annual Meeting") to be held on November 19, 1999 at 10:00 a.m., local time, at the Doral Golf Resort and Spa, 4400 N.W. 87th Avenue, Miami, Florida. The approximate date on which this statement and the enclosed proxy will be sent to stockholders will be October 15, 1999. The form of proxy provides a space for you to withhold your vote for any proposal. You are urged to indicate your vote on each matter in the space provided. If signed but no space is marked, it will be voted by the persons therein named at the meeting: (i) for the election of three directors, one to serve until the 2000 annual meeting of stockholders, one to serve until the 2001 annual meeting of stockholders and one to serve until the 2002 annual meeting of stockholders, or until their respective successors are elected and qualified,
(ii) for the approval of an amendment to the Company's 1996 Stock Option Plan as provided herein, (iii) for the ratification of the selection of the Company's independent auditors for the 1999 fiscal year, and (iv) in their discretion, upon such other business as may properly come before the meeting.

         Whether or not you plan to attend the Annual Meeting, please fill in, sign and return your proxy card to the transfer agent in the enclosed envelope, which requires no postage if mailed in the United States.

         The cost of the Board's proxy solicitation will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally and by telephone and telegraph, all without extra compensation.

         At the close of business on September 24, 1999 (the "Record Date"), the Company had outstanding 15,011,925 shares of common stock, $.001 par value per share ("Common Stock"). Each share of Common Stock entitles the holder thereof on the Record Date to one vote on each matter submitted to a vote of stockholders at the Annual Meeting. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. In the event that there are not sufficient votes for approval of any of the matters to be voted upon at the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies. The quorum necessary to conduct business at the Annual Meeting consists of a majority of the outstanding shares of Common Stock.

         Shares represented by proxies which are marked "abstain" or which are marked to deny discretionary authority will only be counted for determining the presence of a quorum. Votes withheld in connection with the election of one or more of the nominees for director will not be counted as votes cast for such individuals. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals.

         A list of the stockholders entitled to vote at the Annual Meeting will be available at the Company's principal executive office located at 6905 N.W. 25th Street, Miami, Florida 33122 for a period of ten (10) days prior to the Annual Meeting for examination by any stockholder.

         A STOCKHOLDER WHO SUBMITS A PROXY ON THE ACCOMPANYING FORM HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO ITS USE BY DELIVERING A WRITTEN NOTICE TO THE CORPORATE SECRETARY OF THE COMPANY, BY EXECUTING A LATER-DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON. UNLESS AUTHORITY IS WITHHELD, PROXIES WHICH ARE PROPERLY EXECUTED WILL BE VOTED FOR THE PURPOSES SET FORTH THEREON.

BOARD OF DIRECTORS

         The Articles of Incorporation and Bylaws of the Company presently provide for a Board of Directors divided into three classes, as equal in size as possible, with staggered terms of three years. At the date of this Proxy Statement, the current members of the Board and the expiration of their terms as Directors were as follows:

                                                                                    TERM
NAME                             AGE    POSITIONS                                  EXPIRES
-----------------------------   -----   ---------------------------------------   --------
 Dale S. Baker ..............   41      Chairman of the Board and President       1999
 Harold M. Woody ............   54      Director and Executive Vice President     1999
                                        of the Company and President of the
                                        Company's leasing operations
 Robert Alpert ..............   50      Director                                  2001
 Sam Humphreys ..............   39      Director                                  2000
 Philip B. Schwartz .........   45      Director and Corporate Secretary          1999


Kazutami Okui, who previously served as a director of the Company, resigned from his director position on February 8, 1999. George F. Baker, III and Jeffrey N. Greenblatt, each of whom previously served as a director of the Company, resigned from their respective director positions on June 25, 1999.

BUSINESS EXPERIENCE

         DALE S. BAKER has been the President of the Company and its predecessors since February 1992. Prior to joining Aviation Sales, Mr. Baker was Senior Vice President and Manager of GE Capital's Corporate Investment Finance Group. Mr. Baker has been a director since June 1996.

         HAROLD M. WOODY has been the Executive Vice President of the Company and its predecessors since February 1992 and the President of the Company's leasing operations since March 1997. Mr. Woody has been a director since June 1996.

         ROBERT ALPERT is a private investor. In addition to his investment in the Company, Mr. Alpert has invested significantly in business ventures in the steel, environmental, waste and oil service industries. Mr. Alpert has been a director since June 1996.

         SAM HUMPHREYS is a Managing Director of Main Street Merchant Partners, a merchant banking firm, and has been a partner in that firm and its predecessor since January 1996. Since March 1997, Mr. Humphreys has also been the Chairman of PalEx, Inc., the largest manufacturer of pallets in the United States. From April 1993 until March 1997, Mr. Humphreys held various executive positions with U.S. Delivery Systems, Inc., a provider of same-day local delivery services, and Envirofil, Inc., an environmental services company. Mr. Humphreys has been a director since June 1996.

         PHILIP B. SCHWARTZ is a shareholder in the Florida law firm of Akerman, Senterfitt & Eidson, P.A., practicing in the firm's Miami office. Prior to joining Akerman Senterfitt in September 1995, Mr. Schwartz was a partner with Broad and Cassel, Miami, Florida, for five years. Mr. Schwartz is a member of The Florida Bar and the American Bar Association and a former Chair of the Business Law Section of The Florida Bar. Akerman Senterfitt performs legal services for the Company. Mr. Schwartz has been a director since June 1998 and Corporate Secretary since March 1999.

NOMINEES TO THE BOARD

         At the Annual Meeting, three directors will be elected to serve. The Board has nominated the following persons for election to the Board:

         DALE S. BAKER. Mr. Baker has been nominated to serve until the 2002 Annual Meeting of Stockholders. For biographical information regarding Mr. Baker, see "Board of Directors" above.

         HAROLD M. WOODY. Mr. Woody has been nominated to serve until the 2000 Annual Meeting of Stockholders. For biographical information regarding Mr. Woody, see "Board of Directors" above.

         PHILIP B. SCHWARTZ. Mr. Schwartz has been nominated to serve until the 2001 Annual Meeting of Stockholders. For biographical information regarding Mr. Schwartz, see "Board of Directors" above.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Board has the responsibility for establishing broad corporate policies and for the overall performance of the Company. Standing committees of the Board are the executive committee, the audit committee and the compensation committee. The Board of Directors has no nominating committee or any committee performing such function.

         The executive committee is authorized to act between meetings of the Board of Directors and to exercise in full the powers of the Board, subject to such limitations as are imposed by law. The members of the executive committee are Dale S. Baker, Harold M. Woody, Robert Alpert and Sam Humphreys. The executive committee held no meetings during the fiscal year ended December 31, 1998.

         The audit committee maintains communications between the Board and the Company's independent auditors, monitors performance of the independent auditors, reviews audit scope and results, reviews the organization and performance of the Company's internal systems of audit and financial controls, and recommends the retention or, where appropriate, the replacement of independent auditors. The members of the audit committee are Philip B. Schwartz and Sam Humphreys. The audit committee did not meet during the fiscal year ended December 31, 1998.

         The compensation committee reviews and approves compensation policies and practices for all elected corporate executive officers and fixes the total compensation of the Chief Executive Officer. The compensation committee also administers the Company's 1996 Stock Option Plan and the 1996 Director Stock Option Plan. The members of the compensation committee are Robert Alpert and Sam Humphreys. The compensation committee held one meeting and acted five times by written consent during the fiscal year ended December 31, 1998.

         The Board of Directors will consider director candidates recommended by stockholders. Any stockholder wishing to submit a recommendation to the Board of Directors with respect to the 2000 Annual Meeting of Stockholders should send a signed letter of recommendation to Aviation Sales Company, 6905 N.W. 25th Street, Miami, Florida 33122, Attention: Corporate Secretary. To be considered, recommendation letters must be received prior to March 31, 2000, must state the reasons for the recommendations and contain the full name and address of each proposed nominee, as well as a brief biographical history setting forth past and present directorships, employment and occupations. The recommendation letter must also include a statement indicating that such nominee has consented to being named in the proxy statement and to serve if elected.

         The Board of Directors of the Company held a total of eight meetings and acted three times by written consent in lieu of a meeting during the fiscal year ended December 31, 1998. Each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors.

COMPENSATION OF DIRECTORS

         Each director who is not an employee of the Company receives an annual retainer fee at the rate of $12,000 per year for serving in such capacity. In addition, each director who is not an employee of the Company receives $1,000 for each meeting of the Board of Directors attended and $1,000 for each committee meeting attended.

         All directors receive on an annual basis mandatory stock option grants under the 1996 Director Stock Option Plan for serving on the Board. Five-year options to purchase 5,000 shares of Common Stock are automatically granted to each director on July 1 of each year, at an option exercise price equal to the closing price of the Common Stock on such date. All such options are immediately exercisable on the date of grant. Existing directors, upon the organization of the Company, were granted five-year options to purchase 10,000 shares of Common Stock at an option exercise price equal to the initial public offering price. Additionally, directors appointed to the Board after the organization of the Company are granted options to purchase 10,000 shares of Common Stock at the time they are appointed to the Board, at an option exercise price equal to the closing price of the Common Stock on the date of their appointment to the Board.

EXECUTIVE OFFICERS

         The following list reflects the Company's executive officers, as of this date, the capacity in which they serve the Company, and when they assumed office:

                                                                                         EXECUTIVE
NAME                          AGE                       POSITIONS                      OFFICER SINCE
--------------------------   -----   ----------------------------------------------   ---------------
Dale S. Baker    .            41     President                                        February 1992
Harold M. Woody    .          54     Executive Vice President of the Company          February 1992
                                     and President of the Company's leasing
                                     operations
William H. Alderman    .      37     Senior Vice President, Corporate Development     September 1996
James D. Innella    .         40     Senior Vice President of the Company             December 1994
                                     and President of the Company's redistribution
                                     operations
Benito Quevedo    .           45     Senior Vice President of the Company             July 1998
                                     and President of the Company's maintenance
                                     and repair operations
Garlan Braithwaite    .       65     Vice President, Finance and Treasurer            February 1999
Gary Eakins    .              45     Vice President and Chief Legal Officer           July 1998
Richard Hutchinson    .       41     Chief Information Officer                        July 1998
Michael A. Saso    .          46     Senior Vice President, Purchasing of the         December 1994
                                     Company's redistribution operations
Laura DeCespedes    .         42     Vice President, Human Resources                  January 1999


BUSINESS EXPERIENCE

         DALE S. BAKER. See the biographical information contained in "Board of Directors" above.

         HAROLD M. WOODY. See the biographical information contained in "Board of Directors" above.

         WILLIAM H. ALDERMAN has been the Senior Vice President, Corporate Development since September 1996. Prior to joining the Company, from May 1995 to September 1996, Mr. Alderman was a Managing Director and principal of the financial advisory firm of International Aviation Management Group. Prior to joining International Aviation Management Group, Mr. Alderman was Vice President of Structured Finance of GE Capital Aviation Services.

         JAMES D. INNELLA was Vice President and Chief Operating Officer of the Company from December 1994 until July 1998, when he became Senior Vice President of the Company and President of the Company's redistribution operations. Prior thereto, for more than five years, Mr. Innella served in various capacities with the Aviation Sales business unit of Aviall, Inc. and with Ryder Airlines Services.

         BENITO QUEVEDO has been the Senior Vice President of the Company and President of the Company's maintenance and repair operations since July 1998. Prior to joining the Company, Mr. Quevedo was the principal shareholder and President of Caribe Aviation and Aircraft Interior Design.

         GARLAN BRAITHWAITE has been the Vice President, Finance of the Company since February 1999. From July 1998 to February 1999, Mr. Braithwaite was a consultant to the Company, and from August 1997 to July 1998, Mr. Braithwaite was the Senior Vice President and Chief Financial Officer of Whitehall Corporation. From 1990 through 1997, Mr. Braithwaite was the President of Dragon Investment Corp., which made investments in small service businesses.

         GARY EAKINS has been the Vice President and Chief Legal Officer of the Company since July 1998. Prior thereto, for more than five years, Mr. Eakins served as Vice President, Secretary and General Counsel of Southern Air Transport. Southern Air Transport filed for bankruptcy on October 1, 1998.

         RICHARD HUTCHINSON has been with the Company since January 1997 and has been Chief Information Officer of the Company since July 1998. From March 1995 to December 1996, Mr. Hutchinson was Senior Business Analyst, IT Manager, Project Leader and Technical Consultant for Racal Data Group, an international source of computer networking systems and services. From September 1994 to March 1995, Mr. Hutchinson served as a consultant on various projects. From January 1991 to September 1994, Mr. Hutchinson served as Director of Information Services for Burt Hill Kosar Rittelmann Associates.

         MICHAEL A. SASO has been Senior Vice President, Purchasing of the Company's redistribution operations since December 1994. From 1986 until December 1994, Mr. Saso served as Vice President, Purchasing for the Aviation Sales business unit of Aviall, Inc.

         LAURA DECESPEDES has been Vice President, Human Resources of the Company since January 1999. Prior to joining the Company, from September 1997 to December 1998, Ms. DeCespedes was the Vice President of Human Resources for Productivity Point International. From June 1995 to September 1997, Ms. DeCespedes was Director of Field Human Resources for Sensormatic Electronics Corp.

FAMILY RELATIONSHIPS

         There are no family relationships between or among any of the directors and executive officers.

EXECUTIVE COMPENSATION

         The following table sets forth information about the compensation paid or accrued during 1998, 1997 and 1996 to the Company's Chief Executive Officer and to each of the four other most highly compensated executive officers of the Company whose aggregate direct compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION
                                 ------------------------------       OTHER            ALL
                                            SALARY      BONUS         ANNUAL          OTHER
NAME AND PRINCIPAL POSITION       YEAR       ($)         ($)       COMPENSATION    COMPENSATION
------------------------------   ------   ---------   ---------   -------------   -------------
Dale S. Baker                    1998     263,797      197,848     (1)                  --
President and                    1997     258,670      212,627     (1)                  --
Chief Executive Officer          1996     248,416      124,208     (1)                  --
Harold M. Woody                  1998     236,029      177,021     --                   --
Executive Vice President and     1997     231,442      116,385     --                   --
President of the Company's       1996     222,267      111,134     --                   --
leasing operations
Michael A. Saso                  1998     186,888      140,166     --                   --
Senior Vice President,           1997     186,889      153,613     --                   --
Purchasing of the Company's      1996     135,975       67,988     --                   --
redistribution operations
Joseph E. Civiletto(2)           1998     175,000      131,250     --                   --
                                 1997     141,588      116,385     --                   --
                                 1996     135,975       67,988     --                   --
James D. Innella                 1998     225,000      168,750     --                   --
Senior Vice President and        1997     153,735      126,370     --                   --
President of the Company's       1996     141,997       70,959     --                   --
redistribution operations



----------------
(1) Mr. Baker also receives $5,000 per year for life insurance premiums. See "Employment Agreements" below.

(2) Mr. Civiletto resigned from his position as Vice President and Chief Financial Officer of the Company in February 1999.

         No long-term compensation awards were made to management during the three years ended December 31, 1998.

OPTION GRANTS DURING LAST FISCAL YEAR

         The following table sets forth information concerning options to purchase shares of Common Stock granted during the fiscal year ended December 31, 1998 to those persons named in the Summary Compensation Table.

                                                                                                 POTENTIAL REALIZABLE
                                                                                                   VALUE AT ASSUMED
                                                                                                   ANNUAL RATES OF
                                                                                                     STOCK PRICE
                                                     % OF TOTAL                                      APPRECIATION
                                   NUMBER OF       OPTIONS GRANTED                                FOR OPTION TERM(1)
                               SHARES UNDERLYING    TO EMPLOYEES    EXERCISE PRICE   EXPIRATION ----------------------
NAME                            OPTIONS GRANTED    IN FISCAL YEAR      ($/SHARE)        DATE      5%($)      10%($)
----------------------------- ------------------- ---------------- ---------------- ----------- --------- ------------
Dale S. Baker ...............        25,000               5.6             24.50       09/15/08   385,250     976,167
                                      5,000               1.1             37.00       07/01/08   116,346     294,842
Harold M. Woody .............        15,000               3.4             24.50       09/15/08   231,150     585,700
                                      5,000               1.1             37.00       07/01/08   116,346     294,842
Michael A. Saso .............        15,000               3.4             24.50       09/15/08   231,150     585,700
Joseph E. Civiletto .........        15,000               3.4             31.05       05/06/99    35,513      72,191
                                     15,000               3.4             24.50       05/06/99    28,022      56,963
James D. Innella ............        25,000               5.6             35.25       06/12/08   554,213   1,404,485
                                     15,000               3.4             24.50       09/15/08   231,150     585,700


----------------
(1) These amounts represent assumed rates of appreciation in the price of common stock during the term of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises will depend on the future price of common stock and overall stock market conditions. There is no representation that the rates of appreciation reflected in the table will be achieved.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

         The following table sets forth information concerning the exercise of stock options to purchase Common Stock during the 1998 fiscal year and the value of unexercised stock options to purchase Common Stock at the end of the 1998 fiscal year for the persons named in the Summary Compensation Table.

                                                                NUMBER OF SHARES           VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                                  NUMBER OF       VALUE    OPTIONS AT FISCAL YEAR-END     AT FISCAL YEAR-END($)
                               SHARES ACQUIRED   REALIZED ---------------------------- ---------------------------
NAME                             ON EXERCISE       ($)      EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE*
----------------------------- ----------------- --------- ---------------------------- ---------------------------
Dale S. Baker ...............              --         --               38,250/16,750              602,381/270,094
Harold M. Woody .............              --         --               34,950/10,050              549,169/162,056
Michael A. Saso .............              --         --               14,999/10,001              234,359/161,266
Joseph E. Civiletto .........              --         --               31,666/18,334              495,115/260,385
James D. Innella ............              --         --               38,332/26,668              541,024/250,851


----------------
* Computed based upon the difference between the closing price of common stock at December 31, 1998 and the exercise price. No value has been assigned to options which are not in-the-money.

EMPLOYMENT AGREEMENTS

         On January 1, 1999, the Company entered into an employment agreement with Dale S. Baker. The employment agreement provides for an annual base salary of $550,000 (to be increased annually by a cost of living adjustment). In addition, the Company agreed to provide Mr. Baker with all employee benefits available under benefit plans established by the Company, and to pay Mr. Baker an additional sum of $5,000 per year for insurance premiums to maintain a whole life insurance policy. The employment agreement requires Mr. Baker to use his best efforts to perform the duties of President and Chief Executive Officer. The agreement provides for a term expiring on January 1, 2002.

         The employment agreement further provides for an option grant to purchase 350,000 shares of common stock (granted outside of any plan) at $40.625 per share, with one-third of the options granted vesting on January 1, 2000, one-third of the options granted vesting on January 1, 2001, and one-third of the options granted vesting on January 1, 2002. The employment agreement also provides for Mr. Baker's participation in the Company's 1999 EBITDA Plan which allows him to earn an incentive bonus of between 50% and 125% of his base salary.

         Mr. Woody has an employment agreement with the Company under which he is entitled to an annual base salary of $212,500 (to be increased annually by a cost of living adjustment), and all employee benefits available under benefit plans established by the Company. This employment agreement provides for an initial term expiring on December 31, 1999. Thereafter, the respective agreement shall run for successive one-year periods unless the Company terminates the agreement upon six months' prior written notice, or Mr. Woody terminates the agreement upon three months' prior written notice.

         On January 1, 1999, the Company entered into employment agreements with James D. Innella and Benito Quevedo to serve as Senior Vice Presidents and as President of the Company's redistribution operations and maintenance and repair operations, respectively, under which they are each entitled to an annual base salary of $350,000 (to be increased annually by a cost of living adjustment), and all employee benefits available under benefit plans established by the Company. Mr. Innella's and Mr. Quevedo's agreements provide for a term expiring on January 1, 2003 and January 1, 2002, respectively.

         The employment agreements with Messrs. Innella and Quevedo further provide for option grants to each to purchase 175,000 shares of common stock (granted outside of any plan) at $40.625 per share, with one-third of the options granted vesting on January 1, 2000, one-third of the options granted vesting on January 1, 2001, and one-third of the options granted vesting on January 1, 2002. The employment agreements also provide for Messrs. Innella's and Quevedo's participation in the Company's 1999 EBITDA Plan, which provides each with the opportunity to earn an incentive bonus of between 50% and 125% of his base salary.

         Mr. Saso has an employment agreement with the Company under which he serves as Senior Vice President, Purchasing of the Company's redistribution operations and is entitled to an annual base salary of $185,000 (to be increased annually by a cost of living adjustment), and all employee benefits available under benefit plans established by the Company. The agreement provides for an initial term expiring on May 31, 2001, running for successive one-year terms thereafter, unless the Company terminates the agreement upon six months' prior written notice, or Mr. Saso terminates the agreement upon three months' prior written notice.

         The employment agreements with Messrs. Woody and Saso also provide for their participation in the Company's 1997 EBITDA Incentive Compensation Plan, which provides that each of them has the opportunity to earn an incentive bonus of between 20% and 250% of their base salary.

         Further, each of the Company's employment agreements provides for certain benefits in the event of a change of control.

         Section 162(m) of the Internal Revenue Code generally disallows an income tax deduction to public companies for compensation over $1.0 million paid in a year to any one of the chief executive officer or the four most highly compensated other executive officers, to the extent that this compensation is not "performance based" within the meaning of Section 162(m). As a result of this limitation, the Company cannot provide assurance that all of the compensation paid to the Company's executive officers in the future will be deductible.

STOCK OPTION PLANS

         The Company's Board of Directors and shareholders adopted two stock option plans (the "Plans"). Pursuant to the 1996 Director Stock Option Plan (the "Director Plan"), options to acquire a maximum of the greater of 150,000 shares or 2% of the number of shares of Common Stock then outstanding may be granted to directors of the Company. Pursuant to the 1996 Stock Option Plan (the "1996 Plan"), options to acquire a maximum of the greater of 650,000 shares of Common Stock or 8% of the number of shares of Common Stock then outstanding may be granted to executive officers, employees (including employees who are directors), independent contractors and consultants of the Company. See Proposal
2. Options to purchase 915,515 shares at exercise prices ranging from $19.00 per share to $37.44 per share are currently outstanding under the 1996 Stock Option Plan, 359,974 of which are immediately exercisable. Options to purchase 140,000 shares are currently outstanding under the Director Plan, 123,332 of which are immediately exercisable.

         The compensation committee administers both the Director Plan and the 1996 Plan. The compensation committee determines which persons will receive options and the number of options to be granted to such persons. The Director Plan also provides for annual mandatory grants of options to directors. See "Compensation of Directors." The compensation committee also interpret the provisions of the Plans and makes all other determinations that it deems necessary or advisable for the administration of the Plans.

         Pursuant to the Plans, the Company may grant Incentive Stock Options ("ISOs") as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended, (the "Code"), and Non-Qualified Stock Options ("NQSOs"), not intended to qualify under Section 422(b) of the Code. The price at which the Company's Common Stock may be purchased upon the exercise of options granted under the Plans will be required to be at least equal to the per share fair market value of the Common Stock on the date the particular options are granted. Options granted under the Plans may have maximum terms of not more than 10 years and are not transferable, except by will or the laws of descent and distribution. None of the ISOs under the Plans may be granted to an individual owning more than 10% of the total combined voting power of all classes of stock issued by the Company unless the purchase price of the Common Stock under such option is at least 110% of the fair market value of the shares issuable on exercise of the option determined as of the date the option is granted, and such option is not exercisable more than five years after the grant date.

         Generally, options granted under the Plans may remain outstanding and may be exercised at any time up to three months after the person to whom such options were granted is no longer employed or retained by the Company or serving on the Company's Board of Directors.

         Pursuant to the Plans, unless otherwise determined by the compensation committee, one-third of the options granted to an individual are exercisable upon grant, one-third are exercisable on the first anniversary of such grant and the final one-third are exercisable on the second anniversary of such grant. However, options granted under the Plans shall become immediately exercisable if the holder of such options is terminated by the Company or is no longer a director of the Company, as the case may be, subsequent to certain events which are deemed to be a "change in control" of the Company. A "change in control" of the Company generally is deemed to occur when (a) any person becomes the beneficial owner of or acquires voting control with respect to more than 20% of the Common Stock (or 35% if such person was a holder of Common Stock on July 2, 1996, the effective date of the Company's initial public offering); (b) a change occurs in the composition of a majority of the

Company's Board of Directors during a two-year period, provided that a change with respect to a member of the Company's Board of Directors shall be deemed not to have occurred if the appointment of a member of the Company's Board of Directors is approved by a vote of at least 75% of the individuals who constitute the then existing Board of Directors; or (c) the Company's stockholders approve the sale of all or substantially all of the Company's assets.

         ISOs granted under the Plans are subject to the restriction that the aggregate fair market value (determined as of the date of grant) of options which first become exercisable in any calendar year cannot exceed $100,000.

         The Plans provide for appropriate adjustments in the number and type of shares covered by the Plans and options granted thereunder in the event of any reorganization, merger, recapitalization or certain other transactions involving the Company.

PERFORMANCE GRAPH

         The following graph compares the total return on the Company's Common Stock with the cumulative total return on the Standard & Poor's ("S&P") 500 Index, the S&P Midcap 400 Index, the S&P SmallCap 600 Index, the Dow Jones Equity Market Index and two peer group indices selected by the Company, for the period between the Company's initial public offering on June 27, 1996 and December 31, 1998.

         The peer group previously selected by the Company was comprised of the following companies: AAR Corp., Aviall, Inc., Banner Aerospace, Inc., Kellstrom Industries, Inc., Triumph Group, Inc. and United Corps, Ltd. (the "Old Peer Group"). The members of the new peer group selected by the Company are the following companies: AAR Corp., Aviall, Inc., B.F. Goodrich Company, Kellstrom Industries, Inc. and Triumph Group, Inc. (the "New Peer Group"). The members of the New Peer Group were selected to reflect the Company's 1998 acquisition of maintenance, repair and overhaul operations.

         These indices relate only to stock prices during the period covered by the graph; they do not purport to afford direct comparison of the business or financial performance of the companies comprising such indices with the Company nor with each other.

Aviation Sales Co (AVS)

                                         CUMULATIVE TOTAL RETURN
                                  ------------------------------------
                                 6/27/96    12/96     12/97     12/98

AVIATION SALES COMPANY            100.00    107.89    198.03    213.82
NEW PEER GROUP                    100.00    114.90    131.57    119.55
OLD PEER GROUP                    100.00    124.92    164.34    152.88
S & P 500                         100.00    112.11    149.51    192.24
S & P MIDCAP 400                  100.00    107.51    142.18    162.70
S & P SMALLCAP 600                100.00    104.80    131.62    135.21
DOW JONES EQUITY MARKET           100.00    112.53    149.64    192.10

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The compensation committee of the Board of Directors (the "Compensation Committee") is responsible for making recommendations to the Board of Directors concerning executive compensation, including base salaries, bonuses and the bases for their award, stock option plans and other benefits. Each of the members of the Compensation Committee is an independent outside director of the Company.

         In determining compensation for the Company's Chief Executive Officer and senior executive officers, the Compensation Committee has generally considered the overall performance of the Company during the prior fiscal year, the individual executive officer's contribution to the achieving of operating goals and business objectives and levels of compensation of companies similar in size and development to the Company.

         It is the Compensation Committee's view that the Chief Executive Officer and the senior executives' interests should complement those of stockholders. Accordingly, a substantial portion of the Chief Executive Officer and the senior executives' compensation above a base salary is intended to be provided through bonuses tied to certain indicators of Company performance and through the grant of stock options, thus creating incentives for the Chief Executive Officer and executives to achieve long-term Company objectives and increase stockholder value.

                                        COMPENSATION COMMITTEE

                                        Robert Alpert
                                        Sam Humphreys

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During the past fiscal year, none of the Company's present or former officers or employees, nor any of the former officers of the Company's subsidiaries, served as a member of the compensation committee of the Company's Board of Directors. During the past fiscal year, none of the Company's directors or executive officers served as a member of the compensation committee or similar committee of another entity, one of whose executive officers served on the Company's Board, served as a director of another entity, one of whose executive officers served on the Company's Board, or served as a member of the compensation committee or similar committee of any other entity, one of whose executive officers served as a director of the Company.

COMPLIANCE WITH SECTION 16(A)

         Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16a-3(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), during the Company's fiscal year ended December 31, 1998 and any Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and any written representations referred to in subparagraph (b)(2)(i) of Item 405 of Regulation S-K, except as set forth below, no person who at any time during the fiscal year ended December 31, 1998 was a director, officer or, to the knowledge of the Company, a beneficial owner of more than 10% of any class of equity securities of the Company registered pursuant to Section 12 of the Exchange Act failed to file on a timely basis, as disclosed in Forms 3, 4 and 5, reports required by
Section 16(a) of the Exchange Act during the fiscal year ended December 31, 1998. The Company has been advised that (i) Benito Quevedo was late in filing a Form 3 and four Form 4s, (ii) each of Gary Eakins, Richard Hutchinson, Garlan Braithwaite and Philip B. Schwartz was late in filing a Form 3, and (iii) William H. Alderman was late in filing a Form 5.

                      VOTING SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         As of the Record Date, the Company has 15,011,925 shares of Common Stock outstanding. Additionally, the Company has outstanding stock options to purchase an aggregate of 1,948,375 shares (including options outstanding under the Plans), of which 676,166 are presently exercisable.

         The following table sets forth, as of the Record Date, certain information regarding the Common Stock, owned of record or beneficially by (i) each person who owns beneficially more than 5% of the outstanding Common Stock;
(ii) each of the Company's directors and named executive officers; and (iii) all directors and executive officers as a group. The address for each beneficial owner is c/o the Company, 6905 N.W. 25th Street, Miami, Florida.

                                                                                SHARES BENEFICIALLY
                                                                                      OWNED(1)
                                                                             --------------------------
NAME                                                                            NUMBER      APPROXIMATE
--------------------------------------------------------------------------   -----------   ------------
Robert Alpert(2)(3) ......................................................    2,462,000         16.4%
George F. Baker, III(4) ..................................................    1,055,776          7.0%
Richard B. Nye(5) ........................................................      973,774          6.5%
Dale S. Baker(6) .........................................................      356,667          2.4%
Harold M. Woody(7) .......................................................      245,000          1.6%
Sam Humphreys(8) .........................................................       25,000            *
Philip B. Schwartz(9) ....................................................       21,400            *
Michael A. Saso(10) ......................................................       55,000            *
James D. Innella(11) .....................................................       53,685            *
All directors and executive officers as a group (13 persons)(12) .........    3,414,449         22.3%

----------------
 *   Less than one percent
(1) Unless otherwise indicated, each person named in the table has the sole voting and investment power with respect to the shares beneficially owned.
(2) Shares are primarily owned of record by corporate entities controlled by Mr. Alpert.
(3) Includes vested options to purchase 25,000 shares at prices ranging from $19.00 to $39.50 per share.
(4) George F. Baker, III may be deemed to indirectly own 675,995 shares of Common Stock directly owned by Cambridge Capital Fund, L.P. ("Cambridge Capital") of which Mr. Baker is a managing general partner and 297,779 shares of Common Stock directly owned by Baker Nye, L.P. ("Baker Nye") of which Mr. Baker is a managing general partner. Also includes vested options to purchase 82,002 shares at prices ranging from $12.52 to $37.97 per share.
(5) Richard B. Nye may be deemed to indirectly own 675,995 shares of Common Stock directly owned by Cambridge Capital of which Mr. Nye is a managing general partner and 297,779 shares of Common Stock directly owned by Baker Nye of which Mr. Nye is a managing general partner.
(6) Includes vested options to purchase 51,667 shares at prices ranging from $19.00 to $39.50 per share.
(7) Includes vested options to purchase 45,000 shares at prices ranging from $19.00 to $39.50 per share.
(8) Vested options to purchase 25,000 shares at prices ranging from $19.00 to $39.50 per share.
(9) Includes vested options to purchase 20,000 shares at prices ranging from $37.00 to $39.50 per share.
(10) Includes vested options to purchase 20,000 shares at prices ranging from $24.50 to $25.25 per share.
(11) Includes vested options to purchase 43,333 shares at prices ranging from $19.00 to $35.25 per share.
(12) Includes vested options to purchase 333,758 shares at prices ranging from $19.00 to $39.50 per share.

                              CERTAIN TRANSACTIONS

         As of December 2, 1994, the Company entered into a 20-year lease with Aviation Properties, a Delaware general partnership ("Aviation Properties"), pursuant to which the Company leases its corporate headquarters and warehouse in Miami, Florida (the "Miami Property"). The Company makes annual payments under such lease in the amount of approximately $892,990. The sole partners of Aviation Properties are (a) AVAC Corporation ("AVAC") and (b) JT Aviation Partners ("J/T"). The sole stockholder and president of AVAC is Robert Alpert, a principal stockholder and director of the Company.

         In connection with Aviation Properties' purchase of the Miami Property, the Company and Aviation Properties entered into a loan agreement (the "Loan Agreement") whereby the Company made a $2,465,519 loan to Aviation Properties, which loan bears interest at 8% per annum, with principal and interest due in a single payment on December 2, 2004.

         As of December 2, 1994, the Company entered into a six-year lease with Aviation Properties of Texas, a Delaware general partnership ("AVTEX"), pursuant to which the Company leased a warehouse in Pearland, Texas. The Company made annual payments under such lease in the amount of $114,468. The sole partners of AVTEX were AVAC and J/T. In March 1998, Aviation Sales Distribution Services Company ("ASDS"), a wholly-owned subsidiary of the Company, acquired the Pearland Property from AVTEX in exchange for (i) ASDS's cancellation of all outstanding principal balance and unpaid accrued interest on a promissory note of AVTEX held by ASDS in the principal amount of $434,244 and (ii) ASDS's assumption of indebtedness in the principal amount of $1,128,855 which was secured by a deed of trust in favor of a third party.

         In July 1998, the Company entered into an approximately 19 month lease for the 30,000 square foot office and manufacturing facility in Miami, Florida used by its subsidiary Caribe Aviation, Inc. (the "Caribe Facility Lease"). The lessor under the Caribe Facility Lease is Ben Quevedo, No. 1, Ltd., a limited partnership controlled by Benito Quevedo (the "Quevedo Partnership"), an executive officer of the Company. The Company makes monthly payments to the lessor under the Caribe Facility Lease of approximately $21,515 in rent and $2,500 in pass through operating costs.

         The Company believes the terms of the Loan Agreement, the terms of the leases with Aviation Properties, AVTEX and the Quevedo Partnership and the terms of the purchase of the Pearland Property are no less favorable than could be obtained from an unaffiliated third party.

         Mr. Schwartz is a shareholder in Akerman, Senterfitt & Eidson, P.A., which has in the past and continues to perform legal services for the Company. The fees paid by the Company to Akerman, Senterfitt & Eidson, P.A. for legal services rendered are no greater than those that would be charged to the Company by an unrelated third party law firm.

PROPOSAL 1. ELECTION OF DIRECTORS

         At the Annual Meeting, three directors will be elected to serve on the Company's Board of Directors. One director, Harold W. Woody, will be elected to serve until the 2000 Annual Meeting of Stockholders; a second director, Philip
B. Schwartz, will be elected to serve until the 2001 Annual Meeting of Stockholders, and a third director, Dale S. Baker will be elected to serve until the 2002 Annual Meeting of Stockholders (or until their respective successors are elected and qualified). It is intended that proxies will be voted for each of these nominees. Brief biographies of each of the nominees for director are set forth under "Board of Directors" above.

         The affirmative vote of stockholders holding a majority of the Company's issued and outstanding shares of Common Stock in attendance at the meeting, either in person or by proxy, is required to approve this proposal.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THOSE PERSONS NOMINATED FOR ELECTION TO THE BOARD OF DIRECTORS.

PROPOSAL 2. APPROVAL OF AMENDMENT TO THE 1996 STOCK OPTION PLAN

         The Board of Directors recommends that the 1996 Plan be amended to increase the aggregate number of shares of Common Stock subject to issuance under the plan to the greater of 2,250,000 shares or 15% of the Company's outstanding shares. The additional shares will be used for the purposes set forth in the 1996 Plan; that is to enable the recruitment and retention of executive personnel, key employees, consultants and advisors upon whose judgment, initiative and effort the Company is largely dependent and to provide additional incentive by permitting such individuals to participate in the ownership of the Company. See "Stock Option Plans" above for a description of the terms of the 1996 Plan. If the stockholders fail to approve such increase in the number of shares of Common Stock subject to issuance under the 1996 Plan, there will be no effect on either the outstanding options or the Company's ability to issue up to an aggregate of the greater of 650,000 shares or 8% of the Company's outstanding shares. The proposed text of the amendment to the 1996 Plan is attached hereto as APPENDIX A.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

PROPOSAL 3. RATIFICATION OF AUDITORS

         The Board of Directors has approved the Company's engagement of the firm of Arthur Andersen LLP as the Company's independent auditors. Arthur Andersen LLP has served as the Company's independent auditors since the organization of the Company, and is familiar with the Company's business and management. The Board of Directors believes that Arthur Andersen LLP has the personnel, professional qualifications and independence necessary to act as the Company's independent auditors.

         Representatives of Arthur Andersen LLP are expected to appear at the Annual Meeting to make a statement, if they wish to do so, and to be available to answer appropriate questions from stockholders at that time.

         Although stockholder approval of the Company's auditors is not required, the Board of Directors is submitting such appointment to a vote of the Company's stockholders. Approval of this proposal will require the affirmative vote of a majority of the Company's issued and outstanding shares of Common Stock in attendance at the meeting, voting in person or by proxy. In the event this proposal is not approved, management will reconsider its selection of Arthur Andersen LLP as independent auditors.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

                                  OTHER MATTERS

         The Board of Directors is not aware of any other business that may come before the meeting. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of the proxy-holders.

                              STOCKHOLDER PROPOSALS

         Stockholder proposals intended to be presented at the 2000 Annual Meeting of Stockholders of the Company must be received by the Company not later than March 31, 2000 at its principal executive offices, 6905 N.W. 25th Street, Miami, Florida 33122, Attention: Corporate Secretary, for inclusion in the proxy statement and proxy relating to the 2000 Annual Meeting of Stockholders.

                             ADDITIONAL INFORMATION

         In June 1999, the Company delivered its Annual Report to its stockholders. The Company will furnish without charge to any stockholder submitting a written request, the Company's 1998 Annual Report, as well as the Company's 1998 Annual Report on Form 10-K, as amended, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Such written requests should be directed to the Company,
Attention: Corporate Secretary, at the address set forth above.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       Dale S. Baker, Chairman of the Board

October 15, 1999
Miami, Florida

                                                                      APPENDIX A

                             AMENDMENT NO. 1 TO THE
                  AVIATION SALES COMPANY 1996 STOCK OPTION PLAN

         WHEREAS, Aviation Sales Company, a Delaware corporation (the "Company") adopted and approved the Company's 1996 Stock Option Plan (the "Plan");

         WHEREAS, the Plan provides for the total number of shares of Common Stock of the Company, $.001 par value per share, that may be subject to options granted under the Plan to be the greater of 650,000 shares or 8% of the number of shares of the Company's common stock which are then outstanding;

         WHEREAS, the Company reserved the right in the Plan to amend it; and

         WHEREAS, the Company wishes to amend the Plan.

         NOW, THEREFORE, the Plan is hereby amended and modified effective November 19, 1999 as follows:

         1. The first paragraph of Section 2 of the Plan is amended to read as follows:

             "The total number of shares of Common Stock of the Company, $.001 par value per share, that may be subject to Options granted under the Plan shall be the greater of 2,250,000 shares or 15% of the number of shares of the Company's Common Stock which are then outstanding, in the aggregate, subject to adjustment as provided in Paragraph 8 hereunder. The Company shall at all times while the Plan is in force reserve such number of shares of Common Stock as will be sufficient to satisfy the requirement of outstanding Options granted under the Plan, except as otherwise provided below. In the event any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares subject thereto shall again be available for the granting of Options under the Plan. "

         IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to the Plan to be duly executed on its behalf, effective as specified herein.

                                            Aviation Sales Company

Date:____________________________           By:_________________________________
                                               Dale S. Baker, President

                             AVIATION SALES COMPANY
                              6905 N.W. 25TH STREET
                              MIAMI, FLORIDA 33122

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         The undersigned hereby appoints Dale S. Baker and Philip B. Schwartz, and each of them, with full power of substitution, proxies of the undersigned, to attend and vote all the shares of Common Stock, $0.001 par value per share, of Aviation Sales Company, a Delaware corporation (the "Company") which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at the Doral Golf Resort and Spa, 4400 N.W. 87th Avenue, Miami, Florida, at 10:00 a.m., local time, on November 19, 1999, or any adjournment thereof, according to the number of votes the undersigned would be entitled to vote if personally present upon the matters referred to in this proxy.
         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS.

1. PROPOSAL 1--Election of Directors.
   To elect the following persons as Directors of the Company:
          Dale S. Baker      Harold M. Woody      Philip B. Schwartz
     [ ] FOR ALL NOMINEES                    [ ] WITHHOLD AUTHORITY
         except as indicated                     to vote for all nominees
(INSTRUCTION: To withhold authority for an individual nominee, strike a line through that nominee's name in the list above.)
2. PROPOSAL 2--To approve an amendment of the 1996 Stock Option Plan.
                    [ ] FOR    [ ] AGAINST    [ ] ABSTAIN
3. PROPOSAL 3--To ratify the appointment of Arthur Andersen LLP as Independent Auditors.
                    [ ] FOR    [ ] AGAINST    [ ] ABSTAIN
4. PROPOSAL 4--To transact such other business as may properly come before the meeting.
                    [ ] FOR    [ ] AGAINST    [ ] ABSTAIN
                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

                           (CONTINUED FROM OTHER SIDE)
This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the proposals as set forth herein.
         The undersigned acknowledges receipt of Notice of Annual Meeting of Stockholders dated October 15, 1999, and the accompanying Proxy Statement.
                                               Date:_____________, 1999.

                                               _________________________
                                               Signature

                                               _________________________
                                               Name(s) (typed or printed)

                                               _________________________
                                               Address(es)

                                               Please sign exactly as name
                                               appears on this Proxy. When
                                               shares are held by joint
                                               tenants, both should sign. When
                                               signing as attorney, executor,
                                               administrator, trustee or
                                               guardian, please give full title
                                               as such. If a corporation,
                                               please sign in full corporate
                                               name by the President or other
                                               authorized officer. If a
                                               partnership, please sign in
                                               partnership name by authorized
                                               person.

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
              USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.